Consent of Independent Registered Public Accounting Firm

We consent  to the reference  to our firm under the caption  "Independent Registered  Public  Accounting Firm" in the Statement of Additional  Information and to the use of our reports: (1) dated April 28, 2014, with respect to the statutory-basis  financial statements and schedules of Western Reserve Life Assurance Co. of Ohio and (2) dated April 28, 2014, with respect to the financial  statements of the subaccounts  of the  WRL  Series  Life  Account,  included  in  Post-Effective   Amendment   No.  34 to the Registration Statement (Form N-6, No. 33-31140)  and related Prospectus of WRL Freedom Equity Protector.

/s/Ernst & Young LLP

Des Moines, IA
April 28, 2014